Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

941-792-1680

kevin.inda@cci-ir.com

H&E Equipment Services Reports Third Quarter 2015 Results

BATON ROUGE, Louisiana — (October 29, 2015) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the third quarter ended September 30, 2015.

THIRD QUARTER 2015 HIGHLIGHTS:

•	Revenues were $276.9 million versus $275.0 million a year ago, up 0.7% from the third quarter of 2014. On an operating segment basis, rental revenues increased 9.1% and were offset by a 17.6% decline in new equipment sales.

•	Net income was $14.8 million in the third quarter compared to $15.3 million a year ago on an effective income tax rate in the third quarter of 2015 of 42.1% compared to 43.6% a year ago.

•	EBITDA increased 3.7% to $86.2 million from $83.1 million, yielding a margin of 31.1% of revenues compared to 30.2% a year ago.

•	Rental revenues increased 9.1%, or $9.9 million, to $118.1 million. Average rental rates increased 1.0% compared to a year ago.

•	Combined parts and service revenues increased 2.4% in the third quarter to $45.7 million compared to $44.6 million a year ago.

•	Gross margin this quarter was 33.5% as compared to 33.1% a year ago.

•	Average time utilization (based on original equipment cost) was 73.7% compared to 74.1% a year ago and 70.3% in the second quarter of 2015. Average time utilization (based on units available for rent) was 70.2% compared to 68.3% last year and 67.7% last quarter.

•	Average rental rates increased 1.0% compared to a year ago and improved 1.4% compared to the second quarter of this year.

•	Dollar utilization was 36.4% as compared to 36.9% a year ago.

•	Average rental fleet age at September 30, 2015, was 32.0 months, down from 32.3 months at the end of the last quarter and younger than the industry average age of 41.9 months.

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H&E Equipment Services Reports Third Quarter 2015 Results

October 29, 2015

John Engquist, H&E Equipment Services’ chief executive officer, said, “Our rental business was again strong during the third quarter, with revenues increasing 9.1% from a year ago. We also achieved positive rental rate growth and maintained industry-leading utilization levels. Demand in our industrial markets remains solid and we expect this momentum will continue into 2016, driven primarily by the vast number of significant capital projects planned along the Gulf Coast. In terms of our oil patch exposure, activity in our markets has stabilized and no significant fleet transfers were required during the quarter.”

Engquist concluded, “While our business continues to perform well overall, we continue to have limited visibility into our distribution business. Our new equipment sales remain soft, primarily as a result of low demand for cranes. We do not expect the normal ramp-up in crane sales during the fourth quarter as we have experienced in previous years. With the weakness and lack of visibility in the distribution business, we now expect revenues to range from $1.028 billion to $1.037 billion and EBITDA in the range of $315 million to $320 million.”

FINANCIAL DISCUSSION FOR THIRD QUARTER 2015:

Revenue

Total revenues increased 0.7% to $276.9 million from $275.0 million in the third quarter of 2014. Equipment rental revenues increased 9.1% to $118.1 million compared with $108.2 million in the third quarter of 2014. New equipment sales decreased 17.6% to $66.6 million from $80.8 million in the third quarter of 2014. Used equipment sales increased 15.5% to $29.1 million compared to $25.2 million in the third quarter of 2014. Parts sales remained flat at $29.0 million compared to the third quarter of 2014. Service revenues increased 7.1% to $16.7 million compared to $15.6 million a year ago.

Gross Profit

Gross profit increased 1.9% to $92.8 million from $91.1 million in the third quarter of 2014. Gross margin was 33.5% for the quarter ended September 30, 2015, compared to gross margin of 33.1% for the quarter ended September 30, 2014, due primarily to revenue mix.

Third quarter 2015 gross margin on equipment rentals was 49.0% compared to 50.5% in the third quarter of 2014 due largely to higher rental expense as a percentage of equipment rental revenues compared to a year ago. On average, rental rates increased 1.0% as compared to the third quarter of 2014. Time utilization (based on original equipment cost) was 73.7% in the third quarter of 2015 and 74.1% a year ago.

Gross margin on new equipment sales was 9.8% compared to 11.3% in the third quarter a year ago. Gross margin on used equipment sales was 30.4% compared to 31.1% a year ago. Gross margin on parts sales was 27.2% this quarter and 28.6% a year ago. Gross margin on service revenues was 66.6% compared to 65.7% in the prior year.

Rental Fleet

At the end of the third quarter of 2015, the original acquisition cost of the Company’s rental fleet was $1.3 billion, an increase of $108.0 million from $1.2 billion at the end of the third quarter of 2014 and an increase of $61.9 million from $1.2 billion at the end of 2014. Dollar utilization was 36.4% and 36.9% in the third quarters of 2015 and 2014, respectively.

Selling, General and Administrative Expenses

SG&A expenses for the third quarter of 2015 were $54.7 million compared with $51.6 million last year, a $3.1 million, or 6.1%, increase. For the third quarter of 2015, SG&A expenses as a percentage of total revenues were 19.8% compared to 18.8% a year ago. SG&A increased in comparison to a year ago due primarily to new branch expenses and liability insurance costs.

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H&E Equipment Services Reports Third Quarter 2015 Results

October 29, 2015

Income from Operations

Income from operations for the third quarter of 2015 decreased 3.8% to $38.5 million, or 13.9% of revenues, compared with $40.0 million, or 14.5% of revenues, a year ago.

Interest Expense

Interest expense was $13.5 million and $13.2 million in the third quarters of 2015 and 2014, respectively.

Net Income

Net income for the third quarter of 2015 was $14.8 million, or $0.42 per diluted share, compared to net income of $15.3 million, or $0.43 per diluted share a year ago. In the third quarter of 2015, the effective income tax rate was 42.1% compared to 43.6% a year ago.

EBITDA

EBITDA for the third quarter of 2015 increased 3.7% to $86.2 million compared to $83.1 million a year ago. EBITDA, as a percentage of revenues, was 31.1% compared to 30.2% a year ago.

2015 Outlook

“We believe our business outlook remains positive due to the expected strength in the commercial construction markets,” said Engquist. “Due to the continued softness in the oil and gas markets and weak near-term demand in new cranes sales combined with the lack of visibility, we are adjusting our annual guidance announced last quarter,” Engquist concluded.

•	Revenue – The Company now expects 2015 revenue in the range of $1.028 billion to $1.037 billion.

•	EBITDA – The Company now expects 2015 EBITDA in the range of $315 million to $320 million.

The Company has no current intent to provide this type of guidance for periods beyond 2015.

Non-GAAP Financial Measures

This press release contains a certain non-GAAP measure (EBITDA). Please refer to our Current Report on Form 8-K for a description of this measure and a discussion of our use of this measure. EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, this non-GAAP measure is not a measurement of financial performance or liquidity under GAAP and should not be considered an alternative to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss third quarter results today, October 29, 2015, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-0660 approximately 10 minutes prior to the start of the call. A telephonic replay will be available after 1:00 p.m. (Eastern Time) on October 29, 2015, and will continue through November 7, 2015, by dialing 719-457-0820 and entering confirmation code 553483.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on October 29, 2015, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports Third Quarter 2015 Results

October 29, 2015

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 73 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) the pace of economic recovery in areas affecting our business (although we have experienced an upturn in our business activities from the most recent economic downturn and related decreases in construction and industrial activities, there is no certainty this trend will continue; if the pace of the recovery slows or construction and industrial activities decline, our revenues and operating results may be severely affected); (3) the impact of conditions in the global credit markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (11) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Third Quarter 2015 Results

October 29, 2015

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Equipment rentals	$118,055	$108,238	$328,072	$293,276
New equipment sales	66,552	80,758	175,465	240,886
Used equipment sales	29,111	25,198	83,113	85,940
Parts sales	28,968	29,009	84,400	83,182
Service revenues	16,727	15,622	47,452	45,372
Other	17,440	16,219	48,121	43,995

Total revenues	276,853	275,044	766,623	792,651
Cost of revenues:
Rental depreciation	40,963	37,654	121,121	106,101
Rental expense	19,210	15,881	52,522	45,686
New equipment sales	60,000	71,630	156,068	212,777
Used equipment sales	20,262	17,350	56,761	58,824
Parts sales	21,098	20,705	61,224	59,028
Service revenues	5,582	5,356	16,017	15,864
Other	16,901	15,402	47,329	41,453

Total cost of revenues	184,016	183,978	511,042	539,733

Gross profit	92,837	91,066	255,581	252,918
Selling, general, and administrative expenses	54,704	51,585	162,584	152,324
Gain on sales of property and equipment, net	339	512	1,769	1,932

Income from operations	38,472	39,993	94,766	102,526
Interest expense	(13,481)	(13,171)	(40,675)	(38,743)
Other income, net	501	293	1,083	943

Income before provision for income taxes	25,492	27,115	55,174	64,726
Provision for income taxes	10,720	11,815	22,836	26,264

Net income	$14,772	$15,300	$32,338	$38,462

NET INCOME PER SHARE
Basic – Net income per share	$0.42	$0.43	$0.92	$1.09

Basic – Weighted average number of common shares outstanding	35,308	35,206	35,258	35,142

Diluted – Net income per share	$0.42	$0.43	$0.92	$1.09

Diluted – Weighted average number of common shares outstanding	35,350	35,266	35,317	35,240

Dividends declared per common share	$0.275	$0.25	$0.775	$0.25

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H&E Equipment Services Reports Third Quarter 2015 Results

October 29, 2015

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	September 30, 2015	December 31, 2014
Cash	$9,187	$15,861
Rental equipment, net	912,026	889,706
Total assets	1,332,974	1,358,804
Total debt (1)	881,544	892,018
Total liabilities	1,193,224	1,225,437
Stockholders’ equity	139,750	133,367
Total liabilities and stockholders’ equity	$1,332,974	$1,358,804

(1)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amounts outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$14,772	$15,300	$32,338	$38,462
Interest expense	13,481	13,171	40,675	38,743
Provision for income taxes	10,720	11,815	22,836	26,264
Depreciation	47,204	42,849	139,016	121,014

EBITDA	$86,177	$83,135	$234,865	$224,483

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